As filed with the Securities and Exchange Commission on March 4, 1999.
                                                  Registration No.333-67543


                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549



                             AMENDMENT NO. 2 to
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933



                      MARSH & MCLENNAN COMPANIES, INC.
           (Exact name of Registrant as specified in its charter)

                                  DELAWARE
                      (State or other jurisdiction of
                       incorporation or organization)

                                 36-2668272
                    (I.R.S. Employer Identification No.)

                                 ---------
                        1166 Avenue of the Americas
                          New York, NY 10036-2774
                               (212) 345-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
             of each Registrant's Principal Executive Offices)

                            Gregory F. Van Gundy
                       General Counsel and Secretary
                      Marsh & McLennan Companies, Inc.
                        1166 Avenue of the Americas
                          New York, NY 10036-2774
                               (212) 345-5000

         (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service)

                                  Copy to:
                            Gregory A. Fernicola
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000


      Approximate date of commencement of proposed sale to the public:
 From time to time after the effective date of this registration statement.


        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|




        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.




Prospectus

                               $2,700,000,000

                      Marsh & McLennan Companies, Inc.

             Common Stock, Preferred Stock and Debt Securities

----------------------------------------------------------------------------


Marsh & McLennan Companies, Inc. may sell

        o      common stock to the public.

        o      preferred stock to the public.

        o      debt securities to the public.



        MMC urges you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the common stock, the preferred stock and the debt securities, carefully before you make your investment decision.



----------------------------------------------------------------------------



Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.


----------------------------------------------------------------------------



    This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.


                The date of this prospectus is March   , 1999

                           ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one of more offerings up to a total dollar amount of $2,700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."




                              MARSH & MCLENNAN
                              COMPANIES, INC.


        MMC, a professional services organization with origins dating from 1871 in the United States, is a holding company which, through its subsidiaries and affiliates, provides clients with analysis, advice and transactional capabilities in the fields of insurance and reinsurance broking, investment management and consulting.


                              USE OF PROCEEDS

        MMC intends to use the proceeds of any securities sold for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

                             RATIO OF EARNINGS
                              TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for MMC. For the year ended December 31, 1997, income before taxes included special charges totaling $297 million.

Excluding those charges, the ratio of earnings to fixed charges would have been 5.9.

                                                Nine Months Ended
       Year Ended December 31,                   September 30,
 1997    1996    1995    1994   1993              1998        1997

 4.4      6.0    5.8     6.3    6.0               7.1         6.2



                         DESCRIPTION OF SECURITIES


     This prospectus contains a summary of the common stock, preferred stock and debt securities that MMC may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.


                               DESCRIPTION OF
                               CAPITAL STOCK


     MMC's authorized capital stock consists of 400,000,000 shares of common stock and 6,000,000 shares of preferred stock. No shares of preferred stock were issued or outstanding as of March 3, 1999.

Common stock

     Voting rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders.

     Dividends. The holders of common stock, after any preferences of holders of any preferred stock, are entitled to receive dividends as determined by the board of directors.

     Liquidation and dissolution. If MMC is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of MMC available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of MMC before the holders of the common stock receive any assets.

     Other rights. Holders of the common stock have no right to:

o    convert the stock into any other security;

o    have the stock redeemed; or

o purchase additional stock or to maintain their proportionate ownership interest.

The common stock does not have cumulative voting rights. Holders of shares of the common stock are not required to make additional capital contributions.

Directors' liability

     Our certificate of incorporation provides that a member of the board of directors will not be personally liable to MMC or its stockholders for monetary damages for breaches of their legal duties to MMC or its stockholders as a director, except for liability:

o for any breach of the director's legal duty to act in the best interests of MMC and its stockholders,

o for acts or omissions by the director with dishonest intentions or which involve intentional misconduct or an intentional violation of the law,

o for declaring dividends or authorizing the purchase or redemption of shares in violation of Delaware law, or

o for transactions where the director derived an improper personal benefit.

     Our certificate of incorporation also allows us to indemnify directors and officers to the fullest extent authorized by Delaware law.

     The above summary of our certificate of incorporation may not contain all of the information that is important to you. Accordingly, you should carefully read our certificate of incorporation, which is incorporated by reference into this prospectus in its entirety.

Transfer agent and registrar

     The Bank of New York is transfer agent and registrar for the common stock.

Stockholder rights plan





     Under Delaware law, a corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, unless prohibited by its certificate of incorporation. The price and terms of these shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors.

     We have entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read our rights agreement, which is incorporated by reference into this prospectus in its entirety.

     Our rights agreement provides that each share of our common stock outstanding will have attached to it the right to purchase one two-hundredth of a preferred share of MMC. The purchase price per one two-hundredth of a share of preferred stock is $260, but this amount may be adjusted in some circumstances.

     Initially, the rights are attached to outstanding certificates representing MMC common stock, and no separate certificates representing the rights will be distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% or more of the outstanding common stock.

     After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on September 29, 2007, unless earlier redeemed or exchanged by MMC.

     If an acquiror obtains or has the right to obtain 15% or more of MMC common stock, except in connection with an offer which our board of directors has determined to be at a price that is fair and not inadequate and otherwise in the best interests of MMC and its stockholders, then each right will entitle the holder to purchase a number of shares of MMC common stock with a then current market value of $520 for $260, unless this amount is adjusted.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of MMC common stock, and any of the following occurs:

o    MMC merges into another entity

o    an acquiring entity merges into MMC

o    MMC sells more than 50% of its assets or earning power

     Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our respective outstanding common stock will be null and void.

     After an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares or preferred shares. If our board exercises this option, the exchange ratio is one common share or one two-hundredth of a preferred share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may, at its option, redeem all of the outstanding rights prior to ten days following the time that an acquiror obtains 15% or more of our outstanding common stock. The redemption price is $.01 per right, but this amount may be adjusted under some circumstances. The right to exercise the rights will terminate when our board of directors orders the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of MMC, including the right to vote or receive dividends, simply by virtue of holding the rights.

     The rights agreement may be amended by the board of directors without the approval of the holders of the rights prior to the date the rights separate from the common stock. However, after that date, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror. In addition, no amendment may be made at a time when the rights are not redeemable.

     The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire MMC. The rights, however, should not affect any potential acquiror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interest of MMC and its stockholders. The rights should not interfere with any merger or other business combination approved by our board since our board may, at its option, at any time until ten days following the date a stockholder acquires 15% or more of our common stock redeem all the rights. In addition, the rights should not interfere with a proxy contest.







Provisions of MMC's restated certificate of incorporation and by-laws and Delaware law that may have anti-takeover effects

     Classified board of directors. Our restated certificate of incorporation divides the Board of Directors into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. The number of directors of MMC will be fixed from time to time by the board of directors.

     Removal of directors by stockholders. Delaware law provides that members of a classified board of directors may only be removed for cause by a vote of the holders of a majority of the outstanding shares entitled to vote on the election of the directors.

     Stockholder nomination of directors. MMC's restated by-laws provide that a stockholder must notify MMC in writing of any stockholder nomination of a director at least sixty, but not more than ninety, days prior to the date of the meeting for the election of directors. Except that if the date for the meeting is not the date stated in the by-laws and MMC gives less than seventy five days notice or prior public disclosure of the date for the meeting, then notice by a stockholder is timely if received by MMC no more than fifteen days after the date of public disclosure.

     No action by written consent. Our certificate of incorporation provides that stockholders of MMC may not act by written consent and may only act at duly called meetings of stockholders.

     10% stockholder provision. Article EIGHTH of our certificate of incorporation changes the voting requirements for stockholders to approve some transactions involving a 10% stockholder. Business combinations are an example of the type of transaction addressed. These transactions must be approved by the holders of a majority of MMC's outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder is not counted in the vote. These transactions, however, can also be approved by a majority of unbiased directors. In that case the voting requirements of Delaware law, the certificate of incorporation and MMC's by-laws that otherwise apply would govern the vote. Article EIGHTH does not affect the voting requirements of holders of preferred stock, if any, which arise under Delaware law and the certificate of incorporation.

     Transactions covered by Article EIGHTH include:

o    mergers of MMC or any of its subsidiaries with a 10% stockholder,

o sales of all or any substantial part of the assets of MMC and its subsidiaries to a 10% stockholder,

o the issuance or delivery of any securities of MMC or any of its subsidiaries to a 10% stockholder,

o any loan, advance or guarantee, pledge or other financial assistance provided by MMC or any of its subsidiaries to a 10% stockholder,

o any voluntary dissolution or liquidation of MMC or amendment to MMC's by-laws,

o a reclassification of securities or recapitalization of MMC or other transaction, if as a result the 10% stockholder increases its proportionate share of any class of MMC's capital stock, or

o    any agreement or other arrangement to do any of the foregoing.

     A 10% stockholder is described in Article EIGHTH as an "Interested Stockholder."

     A 10% stockholder is generally considered to be any other corporation, person or entity which:

o beneficially owns or controls, directly or indirectly, 10% or more of the voting stock of MMC or has announced a plan or intention to acquire such securities, and any affiliate or associate or


o is an affiliate or associate of MMC and at any time within two years prior to the date in question was the beneficial owner of 10% or more of the voting stock of MMC.



The following are not considered to be 10% stockholders:


o    MMC and any of its subsidiaries and


o any profit-sharing, employee stock ownership or other employee benefit plan of MMC or any subsidiary, or trustees or fiduciaries for these plans.

     An unbiased director is described in Article EIGHTH as a "Disinterested Director."

      An unbiased director is generally considered to be a director who:

o    is not related to a 10% stockholder, and

o was a member of the board of directors prior to the time that the 10% stockholder involved in the transaction being considered became a 10% stockholder, and

o any successor to an unbiased director, while the successor is a member of the board of directors, who is not related to a 10% stockholder and who was nominated by a majority of the unbiased directors.

     A director is considered related to a 10% stockholder if he is an affiliate, associate, representative, agent or employee of the 10% stockholder.

     Article EIGHTH may not be changed or repealed without the affirmative vote of the holders of a majority of MMC's outstanding voting power, voting together as a single class. Any voting stock owned by a 10% stockholder will not be counted in the vote. If a majority of unbiased directors recommends a change in Article EIGHTH, the standard voting requirements of Delaware law, the certificate of incorporation and MMC's by-laws that otherwise apply will govern the vote.

     Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law is applicable to MMC. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation's outstanding voting stock. Section 203 refers to a 15% stockholder as an "interested stockholder." Section 203 restricts these transactions for a period of three years from the date the stockholder acquired 15% or more of MMC's outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

o a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the 15% stockholder, or

o any other transaction that would increase the 15% stockholder's proportionate ownership of any class or series of MMC's capital stock.

The shares held by the 15% stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.

The prohibition against these transactions does not apply if:

o prior to the time that any stockholder became a 15% stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of MMC's outstanding voting stock, or

o the 15% stockholder owns at least 85% of the outstanding voting stock of the corporation as a result of the transaction in which such stockholder acquired 15% or more of MMC's outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.

      The terms of our certificate of incorporation and by-laws are complex and not easily summarized. The above summary may not contain all of the information that is important to you. Accordingly, you should carefully read our certificate of incorporation and by-laws, which are incorporated by reference into this prospectus in their entirety.

Preferred stock

     General. MMC is authorized to issue 6,000,000 shares of preferred stock. No shares of preferred stock are currently issued or outstanding. The board of directors of MMC may, without stockholder approval, issue shares of preferred stock. The board can issue more than one series of preferred stock. The board has the right to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to the preferred stock it decides to issue.

     Voting rights. The DGCL provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of such preferred stock.

     Conversion or exchange. The prospectus supplement will describe the terms, if any, on which the preferred stock may be convertible into or exchangeable for common stock, debt securities or other preferred stock of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of preferred stock to be adjusted.

     Stockholder rights plan. In connection with MMC's stockholder rights plan described above, the board of directors has authorized the issuance of up to 2,000,000 shares of series A junior participating preferred stock.


                               DESCRIPTION OF
                              DEBT SECURITIES


     The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and State Street Bank and Trust as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indentures and the subordinated indentures are called indentures.

     We have summarized all material provisions of the indentures below. The forms of the indentures have been filed as exhibits to the registration statement and you should read the indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the indentures so that you can easily locate these provisions.


General


     The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

     Because we are a holding company that conducts all of our operations through our subsidiaries, holders of the debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders. All of our operating subsidiaries have ongoing corporate debt programs used to finance their business activities. As of December 31, 1998, our subsidiaries had approximately $900 million of outstanding debt.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. The terms will be established in an officer's certificate or a supplemental indenture. The officers' certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers' certificate or supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K of MMC. The Current Report on Form 8-K will be publicly available. The officers' certificate or supplemental indenture will include some or all of the following for a particular series of debt securities:

o    the title of the securities;


o    any limit on the amount that may be issued;


o whether or not the debt securities will be issued in global form and who the depository will be;


o    the maturity date(s);


o    the interest rate or the method of computing the interest rate;

o the date or dates from which interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

o    the place(s) where payments will be made;

o MMC's right, if any, to defer payment of interest and the maximum length of any deferral period;

o the terms and conditions on which the debt securities may be redeemed at the option of MMC;

o the date(s), if any, on which, and the price(s) at which MMC is obligated to redeem, or at the holder's option to purchase, such series of debt securities and other related terms and provisions;


o any provisions granting special rights to holders when a specified event occurs;

o    any changes to or additional events of default or covenants;


o    any special tax implications of the debt securities;

o the denominations in which the debt securities will be issued, if other than denominations of $1,000 and whole multiples of $1,000;

o    the subordination terms of any subordinated debt securities; and

o    any other terms that are not be inconsistent with the indenture.

Conversion or exchange rights

     The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for common stock, preferred stock or other debt securities of MMC. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of MMC. These provisions may allow or require the number of shares of common stock or other securities of MMC to be received by the holders of such series of debt securities to be adjusted. (section 2.01)


Covenants


Under the indentures, MMC will:

o pay the principal, interest and any premium on the debt securities when due (section 4.01); and

o    maintain a place of payment (section 4.02).

Consolidation, merger or sale

     The indentures do not contain any covenant which restricts the ability of MMC to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of its assets. However, any successor or acquiror of such assets must assume all of the obligations of MMC under the indentures and the debt securities. (sections 10.01 and 10.02)

Events of default under the indenture

     The following are events of default under the indentures with respect to any series of debt securities issued:

o we fail to pay interest when due and continuing for 90 days and the time for payment has not been properly extended or deferred;

o    we fail to pay the principal or any premium when due;

o we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; and

o    certain events of bankruptcy or insolvency, whether voluntary or not.

     If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately. (section 6.01)

     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to such series and its consequences, except defaults or events of default regarding payment of principal, any premium or interest. A waiver will eliminate the default. (section 6.06)

     Unless otherwise specified in the indentures, if an event of default under an indenture occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture, unless the holders of the debt securities have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

o    it is not in conflict with any law or the applicable indenture;

o the trustee may take any other action deemed proper by it which is not inconsistent with directions from the holders; and

o unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding. (sections 6.04 and 6.06)

     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

o the holder has given written notice to the trustee of a continuing event of default;

o the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

o such holders have offered reasonable indemnity to the trustee to institute proceedings as trustee; and

o the trustee does not institute a proceeding, and does not receive conflicting directions within 60 days.

     These limitations do not apply to a suit brought by a holder of debt securities if MMC defaults in the payment of the principal, any premium or interest (section 6.04)

     MMC will periodically file statements with the trustee regarding its compliance with the covenants in the indentures. (section 5.03)

Modification of indenture; waiver

     MMC and the trustee may change an indenture without the consent of any holders to:

o    fix any ambiguity, defect or inconsistency in the indenture; and

o change anything that does not materially adversely affect the interests of any holder of debt securities of any series. (section 9.01)

     In addition, the rights of holders of a series of debt securities may be changed by MMC and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, the following changes may only be made with the consent of each affected holder:

o    extending the fixed maturity;

o    reducing the principal amount or any premium;

o    reducing the rate of or extending the time of payment of interest;

o    reducing any premium payable upon redemption; or

o reducing the percentage of debt securities referred to above, the holders of which are required to consent to any amendment. (section 9.02)

Form, exchange, and transfer

     The debt securities of each series will be issued only in fully registered form without coupons in denominations of $1,000 and whole multiples of $1,000. The indentures provide that debt securities of a series may be issued in temporary or permanent global form and may be issued as book-entry securities that will be deposited with The Depository Trust Company or another depository named by MMC and identified in a prospectus supplement with respect to such series. (sections 2.03, 2.06 and 2.11)

     A holder of debt securities of any series can exchange such debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount.

     A holder may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent designated by MMC for such purpose. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but MMC may require payment of any taxes or other governmental charges. The prospectus supplement will name the security registrar and any transfer agent initially designated for any debt securities. MMC may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that MMC will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

     If the debt securities of any series are to be redeemed, MMC will not be required to:

o issue, register the transfer of, or exchange any debt securities of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of mailing; or

o register the transfer of or exchange any debt securities so selected for redemption, except the unredeemed portion of any such debt securities being redeemed in part. (section 2.05)

Information concerning the trustee

     The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indentures. The trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Except as provided in the preceding sentence, the trustee is not required to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity. (section 7.01)

Payment and paying agents

     We will pay interest on any debt securities to the person in whose name the debt securities are registered on the regular record date for interest. (sections 2.03 and 3.03)

     We will pay principal, any premium and interest on the debt securities of a particular series at the office of the paying agents designated by MMC, except that we may pay interest by check mailed to the holder. We will designate the corporate trust office of the trustee in the City of New York as our sole paying agent for payments. The prospectus supplement will name any other paying agents initially designated for the debt security of a particular series. We will be required to maintain a paying agent in each place of payment for the debt securities. (sections 4.01, 4.02 and 4.03)

     All moneys we pay to a paying agent or the trustee for the payment of principal, any premium or interest which remains unclaimed at the end of two years will be repaid to us, and the holder of the security may then look only to us for payment.

Governing law

     The indentures and the debt securities will be governed by and interpreted in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act otherwise applies. (section 13.05)

Subordination of subordinated debt securities

     The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to other indebtedness on the terms described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities which MMC may issue, nor does it limit MMC from issuing any other secured or unsecured debt. (section 14.01)

     A prospectus supplement relating to a series of subordinated debt securities will disclose the amount of debt of MMC that will be senior to the subordinated debt securities.


                          WHERE YOU CAN FIND MORE
                                INFORMATION

     MMC files reports, proxy statements, and other information with the SEC. These reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including MMC. MMC's common stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. These reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605 and at the offices of the PE, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

     This prospectus is part of a registration statement filed with the SEC by MMC. The full registration statement can be obtained from the SEC as indicated above, or from MMC.

     The SEC allows MMC to "incorporate by reference" the information it files with the SEC. This permits MMC to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to this prospectus will automatically be deemed to update and supersede this information. MMC incorporates by reference the following documents which have been filed with the SEC:

o    Annual Report on Form 10-K for the year ended December 31, 1997;

o Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

o Current Reports on Form 8-K filed August 25, 1998, November 12, 1998 and December 23, 1998, as amended by the Current Report on Form 8-K/A filed February 3, 1999;

o    Proxy Statement on Schedule 14A filed with the SEC on March 31, 1998;

o Registration Statement on Form 8-B dated May 22, 1969, as amended by the Amendment on Form 8 dated February 3, 1987; and

o    Registration Statement on Form 8-A dated October 10, 1997.

     MMC incorporates by reference the documents listed above and any future filings made with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until MMC files a post-effective amendment which indicates the termination of the offering of the securities made by this prospectus.

     MMC will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus, other than exhibits which are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations, Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036-2774 (telephone number (212) 345- 5000).



                            PLAN OF DISTRIBUTION


     MMC may sell the common stock, preferred stock or any series of debt securities in one or more of the following ways from time to time:


o    to underwriters for resale to the public or to institutional investors;

o    directly to institutional investors; or

o    through agents to the public or to institutional investors.


     The prospectus supplements will state the terms of the offering of the securities, including:

o    the name or names of any underwriters or agents,

o the purchase price of such securities and the proceeds to be received by MMC,

o any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation,

o    any initial public offering price,

o any discounts or concessions allowed or reallowed or paid to dealers and

o    any securities exchanges on which the securities may be listed.

     If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

o    negotiated transactions,

o    at a fixed public offering price or prices, which may be changed,

o    at market prices prevailing at the time of sale,

o    at prices related to prevailing market prices or

o    at negotiated prices.

     Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with MMC to indemnification by MMC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for MMC and its affiliates in the ordinary course of business.

     Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, the Chicago Stock Exchange, the Pacific Exchange and the London Stock Exchange, upon official notice of issuance. Any underwriters to whom securities are sold by MMC for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.



                               LEGAL OPINIONS


     MMC has been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                  EXPERTS

     The consolidated financial statements and supplemental notes of MMC and its subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three year period ended December 31, 1997, included and incorporated by reference in MMC's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated by reference into this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Sedgwick Group plc as of December 31, 1997, incorporated by reference into this Prospectus, have been audited by PricewaterhouseCoopers, Chartered Accountants.



                                  PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the expenses to be borne by MMC in connection with the offerings described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

    Securities and Exchange Commission Registration Fee...........  $750,600
    Transfer Agents, Trustees and Depositary's
       Fees and Expenses..........................................    10,000
    Printing and Engraving Fees and Expenses......................    75,000
    Accounting Fees and Expenses..................................   100,000
    Legal Fees....................................................   150,000
    Rating Agency Fees............................................   100,000
    Miscellaneous (including Listing
       Fees, if applicable).......................................    14,400
                                                                   ---------
           Total...............................................  $ 1,200,000
                                                                 ===========


Item 15.   Indemnification of Directors and Officers

        As authorized by Section 145 of the General Corporation Law of the State of Delaware, each director and officer of MMC may be indemnified by MMC against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of MMC if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of MMC and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of MMC, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to MMC unless a court determines otherwise.

        In addition, MMC maintains directors' and officers' liability policies.

        Article Sixth of the Restated Certificate of Incorporation of MMC provides that, to the fullest extent permitted by law, directors of MMC will not be liable for monetary damages to MMC or its stockholders for breaches of their fiduciary duties. In addition, Article Sixth of the Restated Certificate of Incorporation of MMC and Article VI of the Bylaws of MMC provide that MMC shall indemnify directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.


Item 16.  Exhibits


        The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated herein by reference.



Exhibit
Number                            Description of Exhibits


1.1 The form of underwriting agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.1            Form of senior indenture.*
4.2            Form of subordinated indenture.*
4.3 The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.4 The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.5 The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

12.1 Statement re: Computation of ratio of earnings to fixed charges.*

23.1           Consent of Deloitte & Touche LLP, Independent Accountants.

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

23.3           Consent of PricewaterhouseCoopers, Chartered Accountants.

24.1 Power of attorney of certain officers and directors of the registrant.*
25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as trustee under the senior indenture.*
25.2 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as trustee under the subordinated indenture.*

----------------
* Previously filed.


Item 17.  Undertakings

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, Marsh & McLennan Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on March 4, 1999.


                                 MARSH & MCLENNAN COMPANIES, INC.



                                 By  /s/ A.J.C. Smith
                                     -----------------------------
                                     Name:  A.J.C. Smith
                                     Title: Chairman & Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signature             Title                                 Date




/s/ A.J.C. Smith         Chairman & Chief Executive Officer    March  4 1999
----------------------   (Principal Executive Officer)
A.J.C. Smith


/s/ Frank J. Borelli     Senior Vice President &               March 4, 1999
----------------------   Chief Financial Officer
Frank J. Borelli         (Principal Financial Officer)


/s/ Douglas C. Davis     Vice President and Controller         March 4, 1999
----------------------   (Principal Accounting Officer)
Douglas C. Davis


       *                 Director                              March 4, 1999
----------------------
Norman Barham


       *                 Director                              March 4, 1999
----------------------
Lewis W. Bernard


       *                 Director                              March 4, 1999
-----------------------
Peter Coster


       *
-----------------------  Director                              March 4, 1999
Robert F. Erburu


       *                 Director                              March 4, 1999
----------------------
Jeffrey W. Greenberg


       *                 Director                              March 4, 1999
---------------------
Ray J. Groves


       *                 Director                              March 4, 1999
----------------------
Stephen R. Hardis


       *                 Director                              March 4, 1999
----------------------
Gwendolyn S. King


       *                 Director                              March 4, 1999
-----------------------
The Rt. Hon. Lord Lang
of Monkton


       *                 Director                              March 4, 1999
----------------------
Lawrence J. Lasser


       *                 Director                              March 4, 1999
----------------------
David A. Olsen


       *                 Director                              March 4, 1999
----------------------
John D. Ong


       *                 Director                              March 4, 1999
----------------------
George Putnam


       *                 Director                              March 4, 1999
----------------------
Adele Smith Simmons


       *                 Director                              March 4, 1999
----------------------
John T. Sinnott


      *                  Director                              March 4, 1999
----------------------
Frank J. Tasco


      *                  Director                              March 4, 1999
----------------------
Saxon Riley


      *                  Director                              March 4, 1999
----------------------
W. R. P. White-Cooper




        * Gregory F. Van Gundy, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and filed as exhibits to the Registration Statement.


                                    By:  /s/ Gregory F. Van Gundy
                                         ----------------------------
                                        Gregory F. Van Gundy
                                        Attorney-in-fact




                               EXHIBIT INDEX


Exhibit
Number                            Description of Exhibits



1.1 The form of underwriting agreement will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.1            Form of senior indenture.*
4.2            Form of subordinated indenture.*
4.3 The form of any senior debt security with respect to each particular series of senior debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.4 The form of any subordinated debt security with respect to each particular series of subordinated debt securities issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
4.5 The form of any certificate of designation with respect to any preferred stock issued hereunder will be filed as an exhibit to a Current Report of the registrant on Form 8-K and incorporated herein by reference.
5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

12.1 Statement re: Computation of ratio of earnings to fixed charges.*

23.1           Consent of Deloitte & Touche LLP, Independent Accountants.

23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

23.3           Consent of PricewaterhouseCoopers, Chartered Accountants.

24.1 Power of attorney of certain officers and directors of the registrant.*
25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as trustee under the senior indenture.*
25.2 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust, as trustee under the subordinated indenture.*

----------------
* Previously filed.